Exhibit 99.1

SIRE

Southwest Iowa Renewable Energy

LLC

Farmers Fueling Our Future

www.SIREethanol.com

August 2014	10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

Members and Friends:

Safety During July, we celebrated our safe work culture. The Safety Committee handed out safety fluorescent green t-shirts, promoting Safety First. This recognized over 1700 days (4.5+ years) without a lost time day accident. This year we have been implementing a multi-stage safety program designed to engage the entire workforce. Every employee is participating in a "Safety Audit and Walk-Thru". These audits produce a list of safety improvement opportunities identifying issues to be fixed or improved. The Safety Committee uses the audits to set tangible goals to change both behaviors and conditions. Two behaviors and five conditions have been selected each month. We have focused on 35 behaviors and 14 conditions so far. This program has made an important contribution to re-energize our focus on safety plant-wide.

"Be sure to say something if you see something that is just not right." This key phrase is being promoted by the Safety Committee to empower individuals to speak up if they have a concern or see something that needs to be addressed. The culture at SIRE puts safety first and we continue to work hard to have a plant that is safe for all of our employees, customers, vendors, and contractors.

Financials  On Wednesday, August 13, 2014, we issued a press release announcing our third quarter financials for the three months ending June 30, 2014. Our quarterly Form 10-Q for this period was filed on August 13, 2014. These financials can be accessed via the "Quarter End Form 10-Q" report and the press release on our website www.sireethanol.com . Click on the Investor Relations Tab and select "SIRE's SEC forms are available for viewing on the SEC's website- View".  Our financial results are prepared quarterly and annually. They contain our financial, operational, and statistical information. The press release related to our most recent filing can also be accessed from the Newsletter Tab by selecting "Press Release – August 13, 2014". The Press Release was also sent out to our newsletter mailing list by email.

Debt Our top priority this year was accomplished when we completed our debt refinancing on June 24, 2014. Our July 1, 2014 press release announced, "Southwest Iowa Renewable Energy, LLC Completes Placement of $66.0 Million Senior Credit Agreement Due 2023 and $26.2 million Subordinated Term Loan Notes Due 2023." The Senior Credit Agreement due 2023 (the "Credit Agreement") is with Farm Credit Services of America and CoBank.

The proceeds of the Credit Agreement were used to refinance senior bank debt previously outstanding and scheduled to mature in August. The Credit Agreement provides SIRE with a term loan of $30 million and a revolving term loan of $36 million. SIRE also refinanced a total of $26.2 million Subordinated Term Loan Notes (the "Subordinated Notes") now also due in 2023. With the completion of these agreements, we reduce our interest expense, decrease our debt service payments, and solidify our credit availability for the next five years. We have paid off more than $59.1 million in debt this year.

Operations We produced 29.6 million gallons of denatured ethanol for the 2014 third fiscal quarter. Our denatured yield for this period was 2.78 gallons of ethanol per bushel. The good ethanol margins continued from the first fiscal quarter through the third fiscal quarter. Our plans are to continue to run the plant at maximum rates. The plant did experience some periods of reduced rates due to the continued slowdown in the turn times for our tanker cars. This is a national concern regarding the congestion of rail resources. The increased rail traffic of oil from the Dakotas and Canada has also created a shortage of rail resources.

Hot weather in the summer can be a challenge. Keeping the process working at the optimal temperature is a key factor in yield and fermentation. We have worked on several maintenance projects that include installing fans in the

SIRE Newsletter – Volume IIIV Issue 4
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, "believe," "expect," "will," "can," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

roof of the Energy Center. This upgrade dropped the temperature from a high of 140 some days to 80 degrees, a significant improvement. Maintenance also has started a DA Hydro Heater installation.

The Production Manager, in conjunction with his Shift Managers, focused on increasing the use of the Foxboro distributive control system. During the recent severe weather, we experienced power outages and Production met the challenge to return everything to running smoothly.

In the lab, our lab intern has been working with the plant operators on various testing projects. The Lab and Environmental Manager completed several reports and testing required by state and federal agencies.

During the past quarter, our Logistics department loaded and shipped over 900 ethanol tanker cars (cars are loaded more than once in a month) and over 200 ethanol trucks. They loaded over 1200 trucks of wet distillers' grains, and  over 2100 trucks and over 100 hoppers of dried distillers' grains. The entire team works hard to make sure our customers are handled promptly and receive great customer service.

Contractor safety has been re-vamped by our Safety Director and he completed refresher training with the staff who use the rolling stock (loaders and forklifts). The Plant Coordinator and Plant Engineer worked with the Operations Manager to update our Production Operator training and testing. Testing is being developed for other areas of the plant, like water treatment, and evaporation.

The Plant Engineer has been working on collecting the details on new projects. He also updated our piping and instrumentation diagrams (P&IDs) after our spring shutdown.

Accounting and Administration have been expanding the cross-training and back up assignments for each position. In addition, a wireless repeater was installed for better internet reception and a wireless internal system improved back-up for our internal network.

Human Resources On July 24th we sponsored Webb Racings Ethanol Race Car at West Fair. A company representative joined a representative of Webb Racing to greet the incoming crowd. They reported greeting over 200 fair participants, sharing information on ethanol and distillers grains.

Plant tours continue for groups from all parts of the globe. In August, we will host a National Grains Council international tour. If you would like a tour, please contact Laura Schultz, Human Resources. We love to show off our plant.

Markets  If you would like to sell corn or purchase our byproducts (distillers' grains, wet cake, or corn oil), please contact the Bunge Merchandising team directly at the following numbers: Kristan Barta, 712-366-8830 for corn, DDGS, and wet distillers; Dustin Ploeger, 712-366-8462 and Channing Batz, 712-366-8478 for assistance with corn sales and distillers' grain purchases. You may also contact them by calling our office 712-366-0392 and asking for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours. Kristan and Dustin have started to have regular office hours at the Plant if you need to stop in and see them.

General Manager Notes For the third quarter this fiscal year, I am happy to repeat myself, "During this past quarter SIRE has continued to generate good margins and cash flow. As we move into fall, we continue to watch what many are calling the best corn crop in a long time. The anticipated size of this crop has been a major push on future feedstock prices. Our distillers' grains markets have also been less aggressive. The tight space on the rail continues to be a challenge. This past quarter, Chicago and Florida have been particularly tight spots. Even with these issues, it has been a good quarter. Please see our quarterly press releases for the details.

SIRE Newsletter – Volume IIIV Issue 4
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, "believe," "expect," "will," "can," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

On June 24, 2014 we completed our bank refinancing. We have now paid off more than $59.1 million in debt this year. We are happy with our new relationship with Co Bank and Farm Credit Services of America, two great ag-banks with a good understanding of our business models and the commodity industry."

Air Products, the CO2 plant began operations in May. They have been working out the 'kinks.' At full capacity they will take about 40% of our CO2.

The Board of Directors held their Annual Board Retreat and Strategy Planning Session on July 17, 2014. We had presentations on upcoming new technologies, new projects to benefit plant performance, production and operations, and discussed future planning for SIRE. This was a great conversation and very productive, we have a good plan going forward for both new technologies and ways to improve the plant overall.

For anyone traveling to the plant from any direction on the interstate, you will see the major interstate construction in progress. It has caused some delays, so please be careful when driving through this area. We anticipate the opening of the Hwy 34 Bridge, linking I-29 south of Glenwood with Hwy 75 on the NE side, just south of Papillion to open in Sept. This is a $138 million dollar project and will be a new link to southeast Nebraska, and open new markets for corn and feed byproducts.

Please mark January 16, 2015 on your calendar as this is the date of our annual meeting at the Treynor Community Center.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

We wish you a great fall and excellent harvest.

Thank you for your support.

Brian Cahill, General Manager/CEO

Sign up to receive our Newsletter by email on the SIRE website, www.sireethanol.com

SIRE Newsletter – Volume IIIV Issue 4
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, "believe," "expect," "will," "can," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.